Exhibit 99.1

Acadia Pharmaceuticals Reports Fourth Quarter and Full Year 2024 Financial Results and Operating Overview

- 2024 total net product sales of $957.8 million, reflecting 32% revenue growth

- Fourth quarter DAYBUE™ (trofinetide) net product sales of $96.7 million and full year 2024 net product sales of $348.4 million

- Fourth quarter NUPLAZID® (pimavanserin) net product sales of $162.9 million and full year 2024 net product sales of $609.4 million

- Full year 2025 total revenue guidance of $1.03 to $1.095 billion including DAYBUE net sales guidance of $380 to $405 million and NUPLAZID net sales guidance of $650 to $690 million

SAN DIEGO, CA, February 26, 2025 – Acadia Pharmaceuticals Inc. (Nasdaq: ACAD), today announced its financial results for the fourth quarter and full year ended December 31, 2024.

“We closed 2024 on a strong note with each of our brands achieving record revenues in the fourth quarter and well-positioned for continued growth in 2025,” said Catherine Owen Adams, Chief Executive Officer. “To support this growth in 2025 we will continue investing in consumer activation to drive market share expansion for NUPLAZID in the US. We plan to expand our DAYBUE field force in the US and build our EU commercial team in anticipation of potentially launching trofinetide there next year. Beyond the growth of our commercial brands, our later-stage pipeline programs are advancing toward key milestones, including topline readouts starting in the first half of 2026, and our ongoing business development efforts continue to produce compelling opportunities like ACP-711 and other programs that we are excited to share more about at our inaugural R&D Day in June.”

Company Updates

•
In January, the marketing authorization application for trofinetide was submitted to the European Medicines Agency (EMA) with expected approval in the first quarter of 2026.
•
In January, the Company provided timeline updates for its two most advanced clinical development programs:
o
For the COMPASS PWS Phase 3 study of ACP-101 in Prader-Willi Syndrome, the last patient is expected to be enrolled in the fourth quarter of 2025, followed by the announcement of topline results in the first half of 2026.
o
For the RADIANT Phase 2 study of ACP-204 in Alzheimer’s disease psychosis, the last patient is expected to be enrolled in the first quarter of 2026, followed by topline results announcement in mid-2026.

•
In January, the Company announced plans for the initiation of a Phase 2 study of ACP-204 for a second indication in Lewy Body Dementia Psychosis in the third quarter of 2025.
•
In December 2024, the Company announced the closing of the sale of its Rare Pediatric Disease Priority Review Voucher (PRV) for $150 million before fees and expenses.

•
In December 2024, the Company announced the appointment of Thomas Andrew Garner as Chief Commercial Officer.
•
In November 2024, the Company announced an exclusive worldwide license agreement with Saniona for the development and commercialization of ACP-711, a potential first-in-class, highly selective GABAA-α3 positive allosteric modulator and plans to initiate a Phase 2 study in essential tremor in 2026.

Financial Results

Revenues

Total revenues, comprised of net product sales from NUPLAZID and DAYBUE, were $259.6 million for the fourth quarter of 2024 and $957.8 million for the full year 2024.

Net product sales of NUPLAZID were $162.9 million for the fourth quarter of 2024, an increase of 13% as compared to $143.9 million for the fourth quarter of 2023. Net product sales of NUPLAZID were $609.4 million for the full year 2024, an increase of 11% as compared to $549.2 million for the full year 2023. The increase in net product sales of NUPLAZID was due to growth in unit sales and a higher average net selling price in 2024 compared to 2023.

Net product sales of DAYBUE were $96.7 million for the fourth quarter of 2024, an increase of 11% as compared to $87.1 million for the fourth quarter of 2023. Net product sales of DAYBUE were $348.4 million for the full year 2024, an increase of 97% as compared to $177.2 million for the full year 2023. The increase in net product sales of DAYBUE was mainly due to the growth in unit sales in 2024 compared to 2023.

Research and Development

Research and development expenses for the fourth quarter of 2024 were $100.7 million, compared to $66.7 million for the same period of 2023. For the full years of 2024 and 2023, research and development expenses were $303.2 million and $351.6 million, respectively. The decrease in research and development expenses during 2024 was due to decreased business development payments, which in the period ending December 31, 2023 included the $100.0 million payment to Neuren Pharmaceutical Limited under the expanded license agreement for trofinetide, partially offset by increased costs from clinical stage programs.

Selling, General and Administrative

Selling, general and administrative expenses for the fourth quarter of 2024 were $130.1 million, compared to $111.5 million for the same period of 2023. For the full years of 2024 and 2023, selling, general and administrative expenses were $488.4 million and $406.6 million, respectively. The increase in selling, general and administrative expenses was primarily driven by increased marketing costs to support the NUPLAZID and DAYBUE franchises in the U.S. and investments to support commercialization of trofinetide outside the U.S.

Net Income (Loss)

For the fourth quarter of 2024, Acadia reported net income of $143.7 million, or $0.86 per common share, compared to a net income of $45.8 million, or $0.28 per common share, for the same period in 2023. Net income for the fourth quarters of 2024 and 2023 included $10.5 million and $18.0 million, respectively, of non-cash stock-based compensation expense. For the full year 2024, Acadia reported a net income of $226.5 million, or $1.37 per common share, compared to a net loss of $61.3 million, or $0.37 per common share, for the same period in 2023. Net income in the fourth quarter and for the full year of 2024 included a one-time gain on sale of a non-financial asset as we sold the PRV to a third party for the aggregate net proceeds of $146.5 million. The net income and loss for the full years of 2024 and 2023 included $67.0 million and $66.4 million, respectively, of non-cash stock-based compensation expense.

Cash and Investments

At December 31, 2024, Acadia’s cash, cash equivalents, and investment securities totaled $756.0 million, compared to $438.9 million at December 31, 2023.

Full Year 2025 Financial Guidance

•
Total Revenues (U.S. only) of $1.03 to $1.095 billion
•
NUPLAZID net product sales in the range of $650 to $690 million.
•
DAYBUE net product sales (U.S. only) in the range of $380 to $405 million.
•
R&D expense in the range of $310 to $330 million.
•
SG&A expense in the range of $535 to $565 million.

Conference Call and Webcast Information

Acadia will host a conference call to discuss the fourth quarter and full year December 31, 2024 results today, Wednesday, February 26, 2025 at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed by registering for the call here. Once registered, participants will receive an email with the dial-in number and unique PIN number to use for accessing the call.

About NUPLAZID® (pimavanserin)

Pimavanserin is a selective serotonin inverse agonist and antagonist preferentially targeting 5-HT2A receptors. These receptors are thought to play an important role in neuropsychiatric disorders. In vitro, pimavanserin demonstrated no appreciable binding affinity for dopamine (including D2), histamine, muscarinic, or adrenergic receptors. Pimavanserin was approved for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis by the U.S. Food and Drug Administration in April 2016 under the trade name NUPLAZID.

About DAYBUE™ (trofinetide)

Trofinetide is a synthetic version of a naturally occurring molecule known as the tripeptide glycine-proline-glutamate (GPE). The mechanism by which trofinetide exerts therapeutic effects in patients with Rett syndrome is unknown. Trofinetide was approved for the treatment of Rett syndrome in adults and pediatric patients 2 years of age and older by the U.S. Food and Drug Administration in March 2023 under the trade name DAYBUE.

About Acadia Pharmaceuticals

Acadia is advancing breakthroughs in neuroscience to elevate life. Since our founding we have been working at the forefront of healthcare to bring vital solutions to people who need them most. We developed and commercialized the first and only FDA-approved drug to treat hallucinations and delusions associated with Parkinson’s disease psychosis and the first and only approved drug in the United States and Canada for the treatment of Rett syndrome. Our clinical-stage development efforts are focused on Prader-Willi syndrome, Alzheimer’s disease psychosis and multiple other programs targeting neuroscience and neuro-rare diseases. For more information, visit us at Acadia.com and follow us on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact and can be identified by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” “continue” and similar expressions (including the negative thereof) intended to identify forward-looking statements. Forward-looking statements contained in this press release, include, but are not limited to, statements about: (i) our business strategy, objectives and opportunities, including support for and innovations in our pipeline assets and business development opportunities, investments in consumer activation, expansion of our DAYBUE sales force in the US, and building of our EU commercial team, and potential for enhanced shareholder value; (ii) plans for, including timing, development and progress of commercialization or regulatory timelines for our products, including NUPLAZID and DAYBUE, and our product candidates; (iii) benefits to be derived from and efficacy of our products, including the potential advantages of our products; (iv) the timing and conduct of our clinical trials, including continued enrollment of our clinical trials in Prader-Willi syndrome and Alzheimer’s disease psychosis, the initiation of our clinical trial in Lewy Body Dementia Psychosis, and the timing and content of our presentations or announcements regarding our clinical trials; (v) our estimates regarding our future financial performance, profitability or capital requirements, including our full year 2025 financial guidance, and (vi) our ability to successfully complete additional business development transactions. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to: our dependency on the continued successful commercialization of our products and our ability to maintain or increase sales of our products; our plans to commercialize DAYBUE in Canada and trofinetide in the EU; the costs of our commercialization plans and development programs, and the financial impact or revenues from any commercialization we undertake; our ability to obtain necessary regulatory approvals for our product candidates and, if and when approved, market acceptance of our products; the risks associated with clinical trials and their outcomes, including risks of unsuccessful enrollment and negative or inconsistent results; our dependence on third-party collaborators, clinical research organizations, manufacturers, suppliers and distributors; the impact of competitive products and therapies; our ability to generate or obtain the necessary capital to fund our operations; our ability to grow, equip and train our specialized sales forces; our ability to manage the growth and complexity of our organization; our ability to maintain, protect and enhance our intellectual property; and our ability to continue to stay in compliance with applicable laws and regulations. Given the risks and uncertainties, you should not place undue reliance on these forward-looking statements. For a discussion of these and other risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ, please refer to our quarterly report on Form 10-Q for the quarter ended September 30, 2024, filed on November 7, 2024, as well as our subsequent filings with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein are made as of the date hereof, and we undertake no obligation to update them after this date, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenues
Product sales, net	$259,602	$231,041	$957,797	$726,437
Total revenues	259,602	231,041	957,797	726,437
Operating expenses
Cost of product sales (1)(2)	21,803	17,891	81,841	41,638
Research and development (2)	100,731	66,741	303,249	351,619
Selling, general and administrative (2)	130,080	111,465	488,428	406,559
Gain on sale of non-financial asset	(146,515)	—	(146,515)	—
Total operating expenses	106,099	196,097	727,003	799,816
Income (loss) from operations	153,503	34,944	230,794	(73,379)
Interest income, net	7,007	4,759	25,458	17,234
Other income	575	—	1,823	5,109
Income (loss) before income taxes	161,085	39,703	258,075	(51,036)
Income tax expense (benefit)	17,343	(6,094)	31,624	10,250
Net income (loss)	$143,742	$45,797	$226,451	$(61,286)
Earnings (net loss) per share:
Basic	$0.86	$0.28	$1.37	$(0.37)
Diluted	$0.86	$0.28	$1.36	$(0.37)
Weighted average common shares outstanding:
Basic	166,535	164,812	165,717	163,819
Diluted	166,696	166,510	166,362	163,819

(1) Includes license fees and royalties

(2) Includes the following share-based compensation expenses

Cost of product sales, license fees and royalties	$421	$363	$1,319	$1,007
Research and development	$2,395	$4,707	$14,100	$17,408
Selling, general and administrative	$7,634	$12,953	$51,630	$48,006

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2024	December 31, 2023

Assets
Cash, cash equivalents and investment securities	$755,993	$438,865
Accounts receivable, net	98,739	98,267
Interest and other receivables	5,956	4,083
Inventory	21,949	35,819
Prepaid expenses	55,681	39,091
Total current assets	938,318	616,125
Property and equipment, net	4,215	4,612
Operating lease right-of-use assets	46,571	51,855
Intangible assets, net	119,782	65,490
Restricted cash	8,770	5,770
Long-term inventory	69,741	4,628
Other assets	359	476
Total assets	$1,187,756	$748,956
Liabilities and stockholders’ equity
Accounts payable	$16,192	$17,543
Accrued liabilities	378,678	236,711
Total current liabilities	394,870	254,254
Operating lease liabilities	42,037	47,800
Other long-term liabilities	18,056	15,147
Total liabilities	454,963	317,201
Total stockholders’ equity	732,793	431,755
Total liabilities and stockholders’ equity	$1,187,756	$748,956

Investor Contact:

Acadia Pharmaceuticals Inc.

Al Kildani

(858) 261-2872

ir@acadia-pharm.com

Media Contact:

Acadia Pharmaceuticals Inc.

Deb Kazenelson
(818) 395-3043

media@acadia-pharm.com